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Prospectus Supplement                           Filed Pursuant To Rule 424(b)(3)
(To Prospectus Dated June 25, 1999)                   Registration No. 333-79059

                                  $250,000,000

                          EXODUS COMMUNICATIONS, INC.

   5% Convertible Subordinated Notes Due March 15, 2006 and 5,473,150 Shares of Common Stock Issuable Upon Conversion of the Notes

                               ----------------

   This prospectus supplement relates to the resale by the holders of 5% Convertible Subordinated Notes due March 15, 2006 of Exodus Communications, Inc. and the shares of common stock of Exodus issuable upon the conversion of the notes.

   This prospectus supplement should be read in conjunction with the prospectus dated June 25, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

   The information in the table appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information appearing in the table below:

                                                                         Common Stock
                          Principal Amount   Common Stock                Owned After
                              of Notes           Owned                    Completion
                         Beneficially Owned  Prior to the   Common Stock    of the
          Name            and Offered (1)   Offering (1)(2) Offered (2)    Offering
          ----           ------------------ --------------- ------------ ------------
Argent Classic
 Convertible Arbitrage
 Fund L.P. .............    $ 6,250,000         136,828       136,828         --
Goldman, Sachs & Co.....     22,078,000         439,559       439,559         --
Lipper Convertibles,
 L.P. ..................     13,250,000         290,076       290,076         --
Lipper Offshore
 Convertibles #2, L.P.
 .......................      1,800,000          39,406        39,406         --

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(1) Includes common stock into which the notes are convertible.
(2) Assumes a conversion price of 21.8926 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest

   Investing in our Common Stock or our convertible subordinated notes involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on Page 4 of this prospectus.

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   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

                               ----------------

            The date of this prospectus supplement is July 6, 1999.